Exhibit 99.1

ChemoCentryx Appoints Tausif (‘Tosh’) Butt as Executive Vice President and Chief Operating Officer

Brings more than two decades of executive management experience from global pharmaceutical companies

MOUNTAIN VIEW, Calif., February 24, 2021 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced the appointment of Tausif (‘Tosh’) Butt as Executive Vice President and Chief Operating Officer, reporting directly to President and Chief Executive Officer Thomas J. Schall, Ph.D. In this new capacity at ChemoCentryx, Tosh Butt will oversee many of the Company’s operational functions, and further strengthen the commercial infrastructure that ChemoCentryx has developed in anticipation of the launch of avacopan for the treatment of ANCA-associated vasculitis. A New Drug Application for avacopan is currently under review by the U.S. Food and Drug Administration, with a PDUFA goal date of July 7, 2021.

Prior to joining ChemoCentryx, Tosh Butt served as the Senior Vice President of Latin America for AstraZeneca, where he led a team of more than 2,000 people, including five country presidents, while delivering approximately $1B in net sales across the company’s full portfolio including oncology. Serving in leadership roles at Astra Zeneca for more than six years — in marketing, sales, and market access — across the company’s primary care, biologics and vaccines, and oncology business lines, Tosh Butt launched products in both primary and specialty care, including the company’s first biologic. Prior to this, he held several marketing and sales leadership roles in the United States, United Kingdom and France with GlaxoSmithKline and Sanofi.

“Today we add strength to strength with the addition of Tosh to our ChemoCentryx Community, to enhance the solid infrastructure we have in place,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “In his 20-plus years at leading pharmaceutical organizations, Tosh has expertly run complex operations, overseeing the roles of literally thousands of biopharmaceutical professionals. Moreover, Tosh has the added benefit of being deeply steeped in the commercial side of our industry. This expanded dimension of experience perfectly complements the already remarkable, robust foundation that has been established by our talented ChemoCentryx commercial team.”

“I’m thrilled to be joining the ChemoCentryx team at this exciting juncture, with the company’s first New Drug Application under FDA review, and results recently announced in two other indications, moving the company closer in its mission to bring better medicines to the patients who need them most,” added Mr. Butt. “As the company approaches potential commercialization this year, I believe my experience and depth of knowledge in sales, marketing and product management will aid in the company’s successful execution now and well into the future.”

Beginning his career as a retail pharmacist, having received a degree in Pharmacy from the University of Brighton in the UK, Tosh Butt also holds an MSc in Management from Imperial College, University of London.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx’s lead drug candidate, avacopan (CCX168), successfully completed a pivotal Phase III trial in ANCA-associated vasculitis and a New Drug Application is under review by the U.S. Food and Drug Administration. Avacopan is also in late stage clinical development for the treatment of severe Hidradenitis Suppurativa and C3 glomerulopathy (C3G).

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the timing of anticipated PDUFA date for the avacopan NDA for the treatment of ANCA-associated vasculitis, the achievement of anticipated goals and milestones, whether avacopan will be approved by the FDA or EMA for the treatment of ANCA-associated vasculitis, whether avacopan will be an effective treatment in other indications such as C3G or severe HS, and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 10, 2020 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Burns McClellan, Inc.

Lee Roth

212.213.0006

lroth@burnsmc.com